8x8, Inc. Appoints Andrew Burton to Board of Directors

CAMPBELL, Calif.-- June 18, 2024 -- 8x8, Inc. (NASDAQ: EGHT), a leading integrated cloud contact center and unified communications platform provider, today announced the appointment of Andrew Burton, President and Chief Operating Officer at Rapid7 (NASDAQ: RPD), as a new independent director, effective June 17, 2024.

Burton is an accomplished Software-as-a-Service (SaaS) and technology executive with a successful track record working in high-growth environments leading diverse, global teams to build and rapidly scale innovative businesses. As a former product and engineering executive who has led and grown global sales and marketing teams, in pre and post IPO environments, Burton has unique strengths and leadership experience across go-to-market, engineering, and operations. Serving as President and Chief Operating Officer at Rapid 7 since 2019, he is responsible for all of Rapid7’s end-to-end business, customer delivery and innovation efforts, including global sales and marketing, customer success and support, product development and engineering, consulting and managed services, and IT and operations functions.

“On behalf of the entire board, it is my distinct pleasure to welcome Andrew Burton to our team,” said Samuel Wilson, Chief Executive Officer at 8x8, Inc. “Andrew's extensive experience in leading innovative technology companies and his impressive track record in product development and go-to-market strategies make him an invaluable addition to our board. We are excited to leverage his insights and expertise as we continue to innovate and expand our impact.”

With Burton’s appointment, 8x8’s board of directors now has seven members. The members of the 8x8 Board of Directors on the Company’s website at https://www.8x8.com/about-us/management.

About 8x8 Inc.
8x8, Inc. (NASDAQ: EGHT) is transforming the future of business communications as a leading Software as a Service provider of 8x8 XCaaS™ (Experience Communications as a Service™), an integrated contact center, voice communications, video, chat, and API solution built on one global cloud communications platform. 8x8 uniquely eliminates the silos between Unified Communications as a Service (UCaaS) and Contact Center as a Service (CCaaS) to power the communications requirements of all employees globally as they work together to deliver differentiated customer experiences. For additional information, visit www.8x8.com, or follow 8x8 on LinkedIn, X, and Facebook.

8x8®, 8x8 XCaaS™, Experience Communications as a Service™ are trademarks of 8x8, Inc.

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